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                                                                      Exhibit 11

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                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended
                                                                  March 31,
In Millions of Dollars (except per share amounts)             1995          1994

Earnings applicable to Common Stock                     $       129    $        62
ESOP Convertible Preferred Stock adjustment                       5              4

Net earnings for calculation of primary and fully
  diluted earnings per share                            $       134    $        66

Average number of common shares and common stock
  equivalents outstanding during period (four month-
  end average)                                          130,071,357    132,937,635
Fully diluted average number of common shares and
  common stock equivalents outstanding during period
  (four month-end average)                              130,506,775    133,107,166

Primary earnings per common share                       $      1.03    $       .50
Fully diluted earnings per common share                 $      1.03    $       .50


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